UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2014

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
 On September 15, 2014, Global Payments Inc. (the “Company”), through its indirect, wholly owned subsidiary, entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with the shareholders (the “Sellers”) of Ezi Holdings Pty Limited, an Australian corporation (“Ezidebit”), and certain guarantors of the Sellers.
Pursuant to the terms of the Purchase Agreement, the Company will acquire 100% of the capital stock of Ezidebit from the Sellers for AU$305,000,000, subject to certain adjustments set forth in the Purchase Agreement (the “Acquisition”). Upon the closing of the Acquisition, Ezidebit will become an indirect, wholly owned subsidiary of the Company.
Founded in 1998, Ezidebit is a leading integrated payments company focused on recurring payments verticals in Australia and New Zealand. Ezidebit markets its products through a network of integrated software vendors and direct channels to numerous vertical markets.
The Acquisition is expected to close during the second quarter of the Company’s 2015 fiscal year, subject to the receipt of regulatory approvals in Australia and the satisfaction of customary closing conditions.

Item 7.01 Regulation FD Disclosure

On September 15, 2014, the Company issued a press release announcing that it has entered into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release issued on September 15, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: September 16, 2014	By: /s/ Cameron M. Bready
Cameron M. Bready
Executive Vice President and Chief Financial Officer